EXHIBIT 4.1

Execution Version

WARRANT TO PURCHASE COMMON STOCK

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A TRANSACTION AGREEMENT, DATED AS OF APRIL 18, 2019, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM, INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER.  THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT.  ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

WARRANT

to purchase

1,747,441

Shares of Common Stock of

Kohl’s Corporation

a Wisconsin Corporation

Issue Date:  April 18, 2019

1.

Definitions.  Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“30-Day VWAP” means, as of any date, the volume weighted average price per share of the Common Stock, or any successor security thereto, on the Principal Trading Market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source mutually agreed by the Company and Amazon) from 9:30 a.m. (New York City time) on the Trading Day that is thirty (30) Trading Days preceding such date to 4:00 p.m. (New York City time) on the last Trading Day immediately preceding such date.

“Affiliate” has the meaning ascribed to it in the Transaction Agreement.

“Aggregate Consideration” has the meaning set forth in Section 12(ii).

“Amazon” means Amazon.com, Inc., a Delaware corporation.

“Applicable Law” has the meaning ascribed to it in the Transaction Agreement.

“Appraisal Procedure” means a procedure whereby two independent, nationally recognized appraisers, one chosen by the Company and one by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal.  Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked.  If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent, nationally recognized appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised.  If any appraiser initially appointed shall, for any reason, be unable to serve, a successor appraiser shall be appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed.  In such event, the decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser.  If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive upon the Company and the Warrantholder.  The costs of conducting any Appraisal Procedure shall be borne 50% by the Company and 50% by the Warrantholder.

“Assumed Payment Amount” has the meaning set forth in Section 12(iv).

“Attribution Parties” has the meaning set forth in Section 13(i).

“Beneficial Ownership Limitation” has the meaning set forth in Section 13(ii).

“Board of Directors” means the board of directors of the Company.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” has the meaning ascribed to it in the Transaction Agreement.

“Cash Exercise” has the meaning set forth in Section 3(i).

“Cashless Exercise” has the meaning set forth in Section 3(i).

“Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the 30-Day VWAP as of the day immediately preceding such exercise date over (y) the Exercise Price, and (ii) the denominator of which is the 30-Day VWAP as of the day immediately preceding such exercise date.

“Change of Control Transaction” means (a) any transaction or series of related transactions as a result of which any Person or group within the meaning of Section 13(d)(3) of the Exchange Act (excluding the Warrantholder or any of its Affiliates) becomes the beneficial owner, directly or indirectly, of 35% or more of the Equity Interests (measured by either voting power or economic interests) of the Company, (b) any transaction or series of related transactions in which the shareholders of the Company immediately prior to such transaction or series of related transactions cease to beneficially own, directly or indirectly, at least 65% of the outstanding Equity Interests (measured by either voting power or economic interests) of the Company; provided that this clause (b) shall not apply if such transaction or series of related transactions is an acquisition by the Company effected, in whole or in part, through the issuance of Equity Interests of the Company, (c) any Business Combination as a result of which at least 35% of the ownership of the Company is transferred to another Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act (excluding the Warrantholder or any of its Affiliates), (d) individuals who constitute the Continuing Directors, taken together, ceasing for any reason to constitute at least a majority of the Board of Directors or (e) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute 35% or more of the consolidated assets, business, gross revenues, net income, assets or deposits of the Company.

“Chosen Courts” has the meaning set forth in Section 14.

“Commercial Agreement” means the Operations Agreement for Amazon Returns at Kohl’s, dated as of the date hereof, as may be amended from time to time, by and between Kohl’s Department Stores, Inc. and Amazon.com Services, Inc. (or their respective Affiliates).

“Commission” has the meaning set forth in Section 13(i).

“Common Stock” means the Common Stock, par value $0.01 per share of the Company.

“Company” means Kohl’s Corporation, a Wisconsin corporation.

“Continuing Directors” means the directors of the Company on the date hereof and each other director, if, in each case, such other director’s nomination for election to the Board of Directors is recommended by more than 50% of the Continuing Directors or more than 50% of the members of the Governance & Nominating Committee of the Board of Directors that are Continuing Directors.

“conversion” has the meaning set forth in Section 12(ii).

“Convertible Securities” has the meaning set forth in Section 12(ii).

“Equity Interests” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Period” has the meaning set forth in Section 3(i).

“Exercise Price” means $69.68.

“Expiration Time” has the meaning set forth in Section 3(i).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith and evidenced by a written notice delivered promptly to the Warrantholder (which written notice shall include certified resolutions of the Board of Directors in respect thereof).  If the Warrantholder objects in writing to the Board of Director’s calculation of fair market value within 10 Business Days after receipt of written notice thereof and the Warrantholder and the Company are unable to agree on the fair market value during the 10-day period following the delivery of the Warrantholder objection, the Appraisal Procedure may be invoked by either the Company or the Warrantholder to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder objection.  For the avoidance of doubt, the Fair Market Value of cash shall be the amount of such cash.

“Initial Number” has the meaning set forth in Section 12(ii)(A).

“Initial Vesting Date” has the meaning set forth in the definition of “Vesting Event.”

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of Common Stock or of such security, as applicable, on the New York Stock Exchange on such day.  If the Common Stock or such security, as applicable, is not listed on the New York Stock Exchange as of any date of determination, the Market Price of the Common Stock or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or if the Common Stock or such security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock or such security, as applicable, in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Common Stock or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Common Stock or such security.  For the purposes of determining the Market Price of the Common Stock or any such security, as applicable, on the Trading Day preceding, on or following the occurrence of an event, (a) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the applicable exchange, market or organization, or, if trading is closed at an earlier time, such earlier time and (b) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“NV Investment Holdings” means Amazon.com NV Investment Holdings LLC, a Nevada limited liability company.

“Permitted Transactions” has the meaning set forth in Section 12(ii).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Pricing Date” has the meaning set forth in Section 12(ii).

“Principal Trading Market” means the trading market on which the Common Stock, or any successor security thereto, is primarily listed on and quoted for trading, and which, as of the Issue Date is the New York Stock Exchange.

“Repurchases” means any transaction or series of related transactions (other than transactions pursuant to the Company’s publicly announced share repurchase program currently in effect or successor publicly announced share repurchase programs on terms consistent with the currently existing program) to acquire by purchase or otherwise Equity Interests of the Company or any of its subsidiaries by the Company or any subsidiary thereof for a purchase price greater than the Market Price, whether pursuant to any tender offer or exchange offer (whether or not subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder), private negotiated transactions or otherwise, and, in each case, whether for cash, Equity Interests of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property or assets (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Special Distribution” has the meaning set forth in Section 12(iii).

“Subject Adjustment” has the meaning set forth in Section 12(vii).

“Subject Record Date” has the meaning set forth in Section 12(vii).

“subsidiary” has the meaning ascribed to it in the Transaction Agreement.

“Trading Day” means a day on which the Principal Trading Market is open for trading.

“Transaction Agreement” means the Transaction Agreement, dated as of the date hereof, as it may be amended from time to time, by and between the Company and Amazon, including all annexes, schedules and exhibits thereto.

“Transaction Documents” has the meaning ascribed to it in the Transaction Agreement.

“Vesting Event” means, subject to Section 3(iv), (i) January 15, 2020 (the “Initial Vesting Date”) with respect to 349,489 Warrant Shares and (ii) each of the first, second, third and fourth anniversaries of the Initial Vesting Date with respect to 349,488 Warrant Shares on each such date.  For the avoidance of doubt, the number of Warrant Shares that will vest pursuant to a Vesting Event are subject to adjustments as provided herein.  For the avoidance of doubt, no Vesting Event shall occur with respect to the unvested portion of any Warrant Shares under this Warrant subsequent to the termination or non-renewal of the Commercial Agreement in accordance with Sections 2.1 or 17 thereof, provided that no substitute written arrangement is entered into between the parties with respect to the continued acceptance of product returns at Company stores in the 48 contiguous states, effective upon such termination or non-renewal of the Commercial Agreement.

“Warrant” means this Warrant, issued pursuant to the Transaction Agreement.

“Warrant Shares” has the meaning set forth in Section 2.

“Warrantholder” has the meaning set forth in Section 2.

2.

Number of Warrant Shares; Exercise Price.  This certifies that, for value received, NV Investment Holdings or its permitted assigns (the “Warrantholder”) is entitled, upon the terms hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of 1,747,441 fully paid and nonassessable shares of Common Stock (the “Warrant Shares”), at a purchase price per share of Common Stock equal to the Exercise Price with respect to such shares.  The Warrant Shares and Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.

Exercise of Warrant; Term; Other Agreements; Cancelation.

(i)

Subject to Section 2, Section 12(ii), Section 13 and Section 14, the right to purchase Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time from and after the applicable Vesting Event, but in no event later than 5:00 p.m., New York City time, on April 18, 2026 (such time, the “Expiration Time” and such period from and after the applicable Vesting Event through the Expiration Time, the “Exercise Period”), by (a) the surrender of this Warrant and the Notice of Exercise attached as Annex A hereto, duly completed and executed on behalf of the Warrantholder, to the Company in accordance with Section 17 (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder), and (b) payment of the Exercise Price for the Warrant Shares thereby purchased by, at the sole election of the Warrantholder, either: (i) tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company (such manner of exercise, a “Cash Exercise”) or (ii) without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) equal to the product of (x) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in part, as applicable) (if payment of the Exercise Price were being made in cash) and (y) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”); provided that such product shall be rounded to the nearest whole Warrant Share.

(ii)

Notwithstanding the foregoing, if at any time during the Exercise Period the Warrantholder has not exercised this Warrant in full as a result of there being insufficient Warrant Shares available for issuance or the lack of any required regulatory, corporate or other approval (including, for the avoidance of doubt, the Initial Antitrust Clearance (as defined in the Transaction Agreement)), the Expiration Time shall be extended until sixty (60) days after such date as the Warrantholder is able to acquire all of the vested Warrant Shares without violating Applicable Law.

(iii)

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder shall be entitled to receive from the Company, upon request, a new warrant of like tenor in substantially identical form for the purchase of that number of Warrant Shares equal to the difference between the number of Warrant Shares subject to this Warrant and the number of Warrant Shares as to which this Warrant is so exercised.

(iv)

This Warrant, including with respect to its cancelation, is subject to the terms and conditions of the Transaction Agreement.  Without affecting in any manner any prior exercise of this Warrant (or any Warrant Shares previously issued hereunder), if (a) the Transaction Agreement is terminated in accordance with Section 7.1 thereof, (b) the Commercial Agreement is terminated or not renewed in accordance with Sections 2.1 or 17 thereof and no substitute written arrangement has been entered into between the parties with respect to the continued acceptance of product returns at Company stores in the 48 contiguous states, effective upon such termination or non-renewal of the Commercial Agreement or (c) the Warrantholder delivers to the Company a written, irrevocable commitment not to exercise this Warrant, the Company shall have no obligation to issue, and the Warrantholder shall have no right to acquire, the unvested portion of any Warrant Shares under this Warrant, and no future Vesting Event shall occur with respect to the unvested portion of any Warrant Shares under this Warrant.

4.

Issuance of Warrant Shares; Authorization; Listing.  The Company shall issue in book-entry form in the name and for the account of the Warrantholder Equity Interests issued upon exercise of this Warrant on or before the third Business Day following the date of exercise of this Warrant in accordance with its terms.  The Company hereby represents and warrants that any Equity Interests issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be validly issued, fully paid and nonassessable and free of any liens or encumbrances (other than liens or encumbrances created by the Transaction Documents, transfer restrictions arising as a matter of U.S. federal securities laws or created by or at the direction of the Warrantholder or any of its Affiliates).  The Equity Interests so issued shall be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Equity Interests may not be actually delivered on such date.  The Company shall at all times reserve and keep available, out of its authorized but unissued Equity Interests, solely for the purpose of providing for the exercise of this Warrant, the aggregate Equity Interests issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at any such time).  The Company shall, at its sole expense, procure, subject to issuance or notice of issuance, the listing of any Equity Interests issuable upon exercise of this Warrant on the principal stock exchange on which such Equity Interests are then listed or traded, promptly after such Equity Interests are eligible for listing thereon.

5.

No Fractional Shares or Scrip.  No fractional Warrant Shares or other Equity Interests or scrip representing fractional Warrant Shares or other Equity Interests shall be issued upon any exercise of this Warrant.  In lieu of any fractional share to which a Warrantholder would otherwise be entitled, the fractional Warrant Shares or other Equity Interests shall be rounded up to the next whole Warrant Share or other Equity Interest and the Warrantholder shall be entitled to receive such rounded up number of Warrant Shares or other Equity Interests.

6.

No Rights as Shareholders; Transfer Books.  Without limiting in any respect the provisions of the Transaction Agreement and except as otherwise provided by the terms of this Warrant, this Warrant does not entitle the Warrantholder to (i) receive dividends or other distributions, (ii) consent to any action of the shareholders of the Company, (iii) receive notice of or vote at any meeting of the shareholders, (iv) receive notice of any other proceedings of the Company, or (v) exercise any other rights whatsoever, in any such case, as a shareholder of the Company prior to the date of exercise hereof.

7.

Charges, Taxes and Expenses.  Issuance of this Warrant and issuance of Equity Interests to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such Equity Interests, all of which taxes and expenses shall be paid by the Company.

8.

Transfer/Assignment.

(i)

This Warrant and the Warrant Shares may be transferred only in accordance with the terms of the Transaction Agreement.  Subject to compliance with the legend as set forth on the cover page of this Warrant and the terms of the Transaction Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3.  If the transferring holder does not transfer the entirety of its rights to purchase all Warrant Shares hereunder, such holder shall be entitled to receive from the Company a new Warrant in substantially identical form for the purchase of that number of Warrant Shares as to which the right to purchase was not transferred.  All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrant pursuant to this Section 8 shall be paid by the Warrantholder.

(ii)

If and for so long as required by the Transaction Agreement, this Warrant Certificate shall contain a legend as set forth in Section 4.2 of the Transaction Agreement.

9.

Exchange and Registry of Warrant.  This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares.  The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant.  This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.

Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of reasonable evidence of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.

Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.

Adjustments and Other Rights.  The Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication.

(i)

Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Company shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on Common Stock in additional shares of Common Stock, (b) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time).  In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time); provided that such product shall be rounded to the nearest whole Warrant Share.

(ii)

Certain Issuances of Common Stock or Convertible Securities.  If the Company shall at any time or from time to time issue shares of Common Stock (or rights or warrants or any other securities or rights exercisable or convertible into or exchangeable for shares of Common Stock (collectively, a “conversion”)), including through distributions on outstanding securities (collectively, “Convertible Securities”) (other than in Permitted Transactions or transactions to which the adjustments set forth in Section 12(i) are applicable), without consideration or at a consideration per share (or having a conversion price per share) that is less than the Exercise Price (the date of such issuance, the “Pricing Date”) then, in such event:

(A)

the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the Pricing Date (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (I) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of additional shares of Common Stock issued (or into which Convertible Securities may be converted) and (II) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of shares of Common Stock (rounded to the nearest whole share) which the Aggregate Consideration in respect of such issuance of shares of Common Stock (or Convertible Securities) would purchase at the Market Price of Common Stock immediately prior to the Pricing Date; and

(B)

the Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the Pricing Date by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately prior to the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant was exercisable by its terms at such time), and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately after the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant is exercisable by its terms at such time).

For purposes of the foregoing, (1) the “Aggregate Consideration” in respect of such issuance of shares of Common Stock (or Convertible Securities) shall be deemed to be equal to the sum of the gross offering price (before deduction of any related expenses payable to third parties, including discounts and commissions) of all such shares of Common Stock and Convertible Securities, plus the aggregate amount, if any, payable upon conversion of any such Convertible Securities (assuming conversion in accordance with their terms immediately following their issuance (and further assuming for this purpose that such Convertible Securities are convertible at such time)); (2) in the case of the issuance of such shares of Common Stock or Convertible Securities for, in whole or in part, any non-cash property (or in the case of any non-cash property payable upon conversion of any such Convertible Securities), the consideration represented by such noncash property shall be deemed to be the Market Price (in the case of securities) and/or Fair Market Value (in all other cases), as applicable, of such non-cash property as of immediately prior to the Pricing Date (before deduction of any related expenses payable to third parties, including discounts and commissions); (3) if the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance of any Convertible Securities in accordance with this Section 12, no further adjustment of the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be made for the actual issuance of shares of Common Stock upon the actual conversion of such Convertible Securities in accordance with their terms; and (4) “Permitted Transactions” shall include (a) issuances of shares of Common Stock (including upon exercise of options) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or other similar compensatory agreement or arrangement approved by the Board of Directors and (b) the Common Stock issuable upon exercise of this Warrant.  For the avoidance of doubt, except in connection with any transaction described in Section 12(i), no adjustment pursuant to this Section 12(ii) shall be made to an applicable Exercise Price or number of related Warrant Shares in the case of the issuance of Common Stock or Convertible Securities at a consideration per share (or having a conversion or exercise price per share) that is equal to or greater than such Exercise Price.  Any adjustment made pursuant to this Section 12(ii) shall become effective immediately upon the date of such issuance.  For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(ii).

(iii)

Special Distributions.  If the Company, at any time while this Warrant is outstanding, declares or makes any special dividend or distributes to holders of shares of Common Stock (and not to the Warrantholder) evidences of its indebtedness or assets (including cash and cash dividends or property) or rights or warrants to subscribe for or purchase any security (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction other than dividends or distributions pursuant to Section 12(i)) (other than with respect to the Company’s regular quarterly dividends to shareholders of the Company in an amount consistent with past practice) (a “Special Distribution”), then the Warrantholder will be entitled to participate in such Special Distribution to the same extent that the Warrantholder would have participated therein if the Warrantholder had held the number of shares of Common Stock acquirable upon exercise of the Warrant.

(iv)

Repurchases.  If the Company shall at any time or from time to time effect Repurchases, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the first purchase of Equity Interests comprising such Repurchases by a fraction of which the numerator shall be (a) the product of (1) the number of shares of Common Stock outstanding immediately prior to the first purchase of Equity Interests comprising such Repurchases and (2) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company of the intent to effect such Repurchases, minus (b) the Assumed Payment Amount, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to the first purchase of Equity Interests comprising such Repurchases minus the number of shares of Common Stock so repurchased and (y) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by the Company of the intent to effect such Repurchases.  In such event, the number of Warrant Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by multiplying such number of Warrant Shares by the quotient of (A) the Exercise Price in effect immediately prior to the first purchase of Equity Interests comprising such Repurchases divided by (B) the new Exercise Price determined in accordance with the immediately preceding sentence.  For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(iv).  For purposes of the foregoing, the “Assumed Payment Amount” with respect to any Repurchases shall mean the aggregate Market Price (in the case of securities) and/or Fair Market Value (in the case of cash and/or any other property), as applicable, of the aggregate consideration paid to effect such Repurchases.

(v)

Change of Control Transactions. In case of any Change of Control Transaction or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 12(i)), notwithstanding anything to the contrary contained herein, (a) the Company shall notify the Warrantholder in writing of such Change of Control Transaction or reclassification as promptly as practicable (but in no event later than 10 Business Days prior to the effectiveness thereof), (b) the Warrant Shares shall immediately vest fully and become non-forfeitable and, subject to clause (c) below, become immediately exercisable upon consummation of such Change of Control Transaction or reclassification and (c) solely in the event of a Change of Control Transaction that is a Business Combination or a reclassification, the Warrantholder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the shares of Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification.  In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder shall receive upon exercise of this Warrant.  The Company, or the Person or Persons formed by the applicable Business Combination or reclassification, or that acquire(s) the applicable shares of Common Stock, as the case may be, shall make lawful provisions to establish such rights and to provide for such adjustments that, for events from and after such Business Combination or reclassification, shall be as nearly equivalent as possible to the rights and adjustments provided for herein, and the Company shall not be a party to or permit any such Business Combination or reclassification to occur unless such provisions are made as a part of the terms thereof.

(vi)

Rounding of Calculations; Minimum Adjustments.  All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be.  Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(vii)

Timing of Issuance of Additional Securities Upon Certain Adjustments.  In any case in which (a) the provisions of this Section 12 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (b) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event issuing to such Warrantholder the incrementally additional shares of Common Stock or other property issuable upon such exercise by reason of the Subject Adjustment; provided, however, that the Company upon request shall promptly deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares (or other property, as applicable), upon the consummation of such event.

(viii)

Statement Regarding Adjustments.  Whenever the Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Company shall promptly prepare a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment, and cause a copy of such statement to be delivered to the Warrantholder as promptly as practicable after the event giving rise to the adjustment.

(ix)

Notice of Adjustment Event.  In the event that the Company shall propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall provide written notice to the Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant.  In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed.  In case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action unless the Company reasonably determines in good faith that, given the nature of such action, the provision of such notice at least 10 days in advance is not reasonably practicable from a timing perspective, in which case such notice shall be given as far in advance prior to the taking of such proposed action as is reasonably practicable from a timing perspective.

(x)

Adjustment Rules.  Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur.  If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(xi)

No Impairment.  The Company shall not, by amendment of its certificate of incorporation, bylaws or any other organizational document, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant.  In furtherance and not in limitation of the foregoing, the Company shall not take or permit to be taken any action which would (a) increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect or (b) entitle the Warrantholder to an adjustment under this Section 12 if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time), together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise in full of any and all outstanding Equity Interests (disregarding whether or not any such Equity Interests are exercisable by their terms at such time) would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

(xii)

Proceedings Prior to Any Action Requiring Adjustment.  As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Company shall take any and all action which may be necessary, including obtaining regulatory or other governmental, New York Stock Exchange or other applicable securities exchange, corporate or shareholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock, or all other securities or other property, that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.

13.

Beneficial Ownership Limitation.

(i)

Notwithstanding anything in this Warrant to the contrary, the Company shall not honor any exercise of this Warrant, and a Warrantholder shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on an applicable Notice of Exercise, such Warrantholder (together with such Warrantholder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Warrantholder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, and any other applicable regulations of the U.S. Securities and Exchange Commission (the “Commission”), including any “group” of which the Warrantholder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of

Common Stock in excess of the Beneficial Ownership Limitation.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Warrantholder and its Attribution Parties shall include the number of Warrant Shares issuable under the Notice of Exercise with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (a) exercise of the remaining, unexercised portion of any Warrant beneficially owned by such Warrantholder or any of its Attribution Parties, and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Warrantholder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein.  For purposes of this Section 13, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and any other applicable regulations of the Commission.  In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.  For purposes of this Section 13, in determining the number of outstanding shares of Common Stock, a Warrantholder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following:  (x) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (y) a more recent public announcement by the Company that is filed with the Commission, or (z) a more recent notice by the Company or the Company’s transfer agent to the Warrantholder setting forth the number of shares of Common Stock then outstanding.  Upon the written request of a Warrantholder (which may be by email), the Company shall, within three (3) Trading Days thereof, confirm in writing to such Warrantholder (which may be via email) the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including exercise of this Warrant, by such Warrantholder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Warrantholder.  The Company shall be entitled to rely on representations made to it by the Warrantholder in any Notice of Exercise regarding its Beneficial Ownership Limitation.  The Warrantholder acknowledges that the Warrantholder is solely responsible for any schedules or statements required to be filed by it in accordance with Section 13(d) or Section 16(a) of the Exchange Act.

(ii)

The “Beneficial Ownership Limitation” shall initially be 4.999% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Exercise (to the extent permitted pursuant to this Section 13); provided, however, that by written notice to the Company, which will not be effective until the 61st day after such notice is given by the Warrantholder to the Company, the Warrantholder may waive or amend the provisions of this Section 13 to change the Beneficial Ownership Limitation to any other number, and the provisions of this Section 13 shall continue to apply.  Upon any such waiver or amendment to the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further waived or amended by the Warrantholder without first providing the minimum written notice required by the immediately preceding sentence.  Notwithstanding the foregoing, at any time following notice of a Change of Control Transaction under Section 12(v) with respect to a Change of Control Transaction that is pursuant to any tender offer or exchange offer (by the Company or another Person (other than the Warrantholder or any Affiliate of the Warrantholder)), the Warrantholder may waive or amend the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company.

(iii)

Notwithstanding the provisions of this Section 13, none of the provisions of this Section 13 shall restrict in any way the number of shares of Common Stock which the Warrantholder may receive or beneficially own in order to determine the amount of securities or other consideration that the Warrantholder may receive in the event of a Change of Control Transaction as contemplated in Section 12 of this Warrant.

14.

Governing Law and Jurisdiction.  This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  In addition, each of the parties (a) submits to the personal jurisdiction and venue of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, City of New York and appellate courts having jurisdiction of appeals from any of the foregoing (the “Chosen Courts”), in the event any dispute (whether in contract, tort or otherwise) arises out of this Warrant or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any claim, action or proceeding relating to this Warrant or the transactions contemplated hereby in any court other than the Chosen Courts.  Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Warrant.

15.

Binding Effect.  This Warrant shall be binding upon any successors or assigns of the Company.

16.

Amendments.  This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

17.

Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one Business Day after mailing, (c) if sent by email or facsimile, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 17 when transmitted and receipt is confirmed, or (d) if otherwise personally delivered, when delivered.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Name:

Kohl's Corporation

Address:

N56 W17000 Ridgewood Drive,

Menomonee Falls, WI 53051

Fax:

(262) 703-7274

Email:

Jason.kelroy@kohls.com

Attn:

General Counsel

with a copy to (which copy alone shall not constitute notice):

Name:

Godfrey & Kahn, S.C.

Address:

833 East Michigan Street, Suite 1800,

Milwaukee, WI 53202

Fax:

(414) 273-5198

Email:

pmsommer@gklaw.com

dconnoll@gklaw.com

Attn:

Peter M. Sommerhauser

Dennis F. Connolly

If to the Warrantholder, to:

Name:

Amazon.com NV Investment Holdings LLC

c/o Amazon.com, Inc.

Address:

410 Terry Avenue North

Seattle, WA 98109-5210

Fax:

(206) 266-7010

Attn:

General Counsel

with a copy to (which copy alone shall not constitute notice):

Name:

Sullivan & Cromwell LLP

Address:

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Fax:

(212) 558-1600

Email:

krautheimere@sullcrom.com

Attn:

Eric M. Krautheimer

18.

Entire Agreement.  This Warrant and the forms attached hereto, the Transaction Agreement, the other Transaction Documents (as defined in the Transaction Agreement), the Commercial Agreement in effect as of the execution of this Warrant and the Confidentiality Agreement (as defined in the Transaction Agreement) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

19.

Specific Performance.  The parties agree that failure of any party to perform its agreements and covenants under this Warrant, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Warrant to consummate the transactions contemplated by this Warrant, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy.  It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations under this Warrant, this being in addition to any other remedies to which the parties are entitled at law or equity.

20.

Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Warrantholder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Warrantholder, shall give rise to any liability of the Warrantholder for the purchase price of any Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated:  April 18, 2019

By:  /s/ Michelle Gass

Name: Michelle Gass

Title: Chief Executive Officer

[Signature Page to Warrant]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated:  April 18, 2019

Acknowledged and Agreed

AMAZON.COM NV INVESTMENT HOLDINGS LLC

By:  /s/ Torben Severson

Name:  Torben Severson

Title:    Vice President

[Signature Page to Warrant]

Annex A

 Form of Notice of Exercise

Date:

TO:

Kohl’s Corporation

RE:

Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of Common Stock set forth below covered by such Warrant.  The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock.  A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Warrantholder.  Capitalized terms used herein and not otherwise defined shall have the meaning specified in the attached Warrant.

Number of shares of Common Stock with respect to which the Warrant is being exercised (including shares to be withheld as payment of the Exercise Price pursuant to Section 3 of the Warrant, if any):
______________________________________

Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3 of the Warrant or cash exercise pursuant to Section 3 of the Warrant):
___________________________________

Aggregate Exercise Price:  _______________________________

As of the date of this Notice of Exercise, and after giving effect to the issuance of the number of shares of Common Stock set forth above, the Warrantholder hereby represents that the Warrantholder and the Attribution Parties will beneficially own __________ shares of Common Stock in the aggregate.

Holder:

By:

Name:

Title: